EXHIBIT 2(d)(iv)

AMENDMENT TO ASSET SALE AGREEMENT

THIS AMENDMENT (the “Amendment”), dated May 17, 2013, to that certain Asset Sale Agreement, dated as of December 5, 2012 (the “Agreement”), by and between HARRIS CORPORATION, a Delaware corporation (the “Company”), on behalf of itself, the other asset sellers set forth on Schedule A thereto (collectively, the “Asset Sellers”), and the other stock sellers set forth on Schedule A thereto (collectively, the “Stock Sellers”; and collectively with the Asset Sellers, the “Sellers”), on the one hand, and HBC SOLUTIONS, INC. (formerly known as Gores Broadcast Solutions, Inc.), a Delaware corporation (the “Buyer”). Except as otherwise set forth herein, capitalized terms used herein have the meanings set forth in the Agreement.

WHEREAS, the parties hereto desire to revise the dates on which the Reconciliation Periods end and replace Exhibit V to the Agreement.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1

THE AMENDMENTS

1.1 Reconciliation Period. The second sentence of Section 3.2(d)(vi) of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

Following the Initial Closing, the Company and the Buyer shall, for each of the periods from and including (i) February 4, 2013 to and including April 26, 2013, (ii) April 27, 2013 to and including July 26, 2013, (iii) July 27, 2013 to and including October 25, 2013, and (iv) October 26, 2013 to and including the date on which the Final Closing occurs (each such period a “Reconciliation Period”), reconcile the net revenue of the Business as contemplated by Exhibit V (each a “Reconciliation Calculation”).

1.2 Delivery of Reconciliation Report. The second sentence of Section 3.2(d)(vii) of the Agreement is hereby deleted in its entirety and the following is inserted in lieu thereof:

The Company shall provide the Buyer with each Reconciliation Report as promptly as possible after the applicable Reconciliation Period but not later than 45 calendar days after the end of the first Reconciliation Period and 30 calendar days after the end of each other Reconciliation Period.

1.3 Exhibit V. Exhibit V to the Agreement is hereby deleted in its entirety and Exhibit V attached hereto is inserted in lieu thereof.

ARTICLE 2

GENERAL PROVISIONS

2.1 Rules of Construction. The interpretation and construction provisions contained in Section 1.3 of the Agreement are incorporated herein by reference. For the avoidance of any doubt, all references in the Agreement to “this Agreement” will be deemed to be references to the Agreement as amended by this Amendment.

2.2 Effect of Amendment. Except as amended hereby and set forth above, the Agreement will continue in full force and effect.

2.3 Governing Law. The internal laws of the State of New York (without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Amendment, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom.

2.4 Counterparts. The parties may execute this Amendment in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Amendment is effective upon delivery of one executed counterpart from each party to the other party. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

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IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto on the day and year first above written.

HARRIS CORPORATION

By:	/s/ Gary L. McArthur
Name:	Gary L. McArthur
Title:	Senior Vice President and Chief Financial Officer

HBC SOLUTIONS, INC.

By:	/s/ Steven G. Eisner
Name:	Steven G. Eisner
Title:	Vice President